Exhibit 99.1
INCO REPORTS RECORD EARNINGS FOR SECOND QUARTER 2006
(All dollar amounts are expressed in U.S. currency)
TORONTO, July 19, 2006 — Inco Limited today reported adjusted net earnings(1) of $400 million or $2.04 per share ($1.79 per share on a diluted basis(2)) for the second quarter of 2006, compared with adjusted net earnings of $241 million or $1.27 per share ($1.08 per share on a diluted basis) for the second quarter of 2005. Net earnings for the second quarter of 2006 in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) were $472 million or $2.40 per share ($2.11 per share on a diluted basis), compared with net earnings of $220 million or $1.16 per share (99 cents per share on a diluted basis) for the second quarter of 2005. These results represent the highest quarterly net earnings in the company’s 104-year history.
The principal adjustments made in arriving at adjusted net earnings for the second quarter of 2006 were (1) the exclusion of net tax benefits totalling $121 million, (2) the exclusion of unfavourable non-cash currency translation adjustments of $64 million, and (3) the exclusion of favourable non-cash gains of $39 million on certain currency derivative contracts.
Adjusted net earnings of $600 million or $3.09 per share ($2.70 per share on a diluted basis) for the first six months of 2006 compare favourably to the adjusted net earnings of $483 million or $2.56 per share ($2.17 per share on a diluted basis) for the first six months of 2005. Net earnings for the first six months of 2006 in accordance with Canadian GAAP were $674 million or $3.46 per share ($3.03 per share on a diluted basis), compared with net earnings of $537 million or $2.85 per share ($2.41 per share on a diluted basis) for the first six months of 2005.
Adjusted net earnings for the second quarter and first six months of 2006 were higher than adjusted net earnings for the corresponding periods of 2005 primarily due to higher deliveries for nickel and copper and higher average realized selling prices for nickel, copper and platinum-group metals (“PGMs”), partially offset by higher production costs primarily as a result of unfavourable currency rate movements, higher energy costs and other operating costs.

(1)	The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below, as well as an explanation of why we believe adjusted net earnings is useful information. All of the adjustments made in arriving at adjusted net earnings for the second quarter and first six months of 2006 and 2005 are set forth in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

(2)	The calculation of adjusted net earnings per share and net earnings per share in accordance with Canadian GAAP on a diluted basis takes into account the dilutive effect of our outstanding warrants, share options and convertible debentures. The amount of dilution per share attributable to these items is dependent upon our level of earnings and the price of our common shares. For the second quarter and first six months of 2006, the number of diluted shares used in this calculation was approximately 225 million shares and 224 million shares, respectively, compared with 223 million shares and 222 million shares, respectively, for the corresponding periods in 2005.

Chief Executive Officer’s Message
Our net earnings for the second quarter 2006 were Inco’s highest quarterly net earnings on record — more than double our net earnings for the first quarter of 2006.
With nickel prices at all-time record levels, and with new production from our Voisey’s Bay operations expected to significantly boost our nickel output and lower our cash costs in the second half of this year, we remain highly optimistic about Inco’s prospects for the remainder of 2006.
Nickel demand remains strong despite record price levels
The nickel market continues to outpace expectations. The market has tightened further since our update of June 22, as the continued drawdown of London Metal Exchange (“LME”) nickel stocks has led to extremely low inventories. On July 17, the LME cash nickel price set a record high $13.54 per pound. The July month-to-date average nickel price is $12.04 per pound, compared with the second quarter average price of $9.09 per pound.
Even at these high prices, demand is very strong for both stainless and non-stainless steel applications, in all areas of the world. Demand continues to outstrip supply, and we continue to forecast a supply deficit of 30,000 tonnes of nickel for the full year 2006. We believe that the result will be continued pressure on nickel prices for the remainder of the year in order to keep demand in line with available supply.
Voisey’s Bay production helps boost nickel output and lower costs
Our operations had a strong second quarter, producing 140 million pounds of nickel, including six million pounds of tolled material. This was 26% higher than our production in the second quarter of 2005 due to increased production at Sudbury and increased finished nickel production from PT Inco — sourced product and the addition of the tolled material. With the full impact of Voisey’s Bay, our production will look even better in the second half of 2006, increasing to an estimated 299 million pounds compared with 276 million pounds in the first half of 2006.
Our nickel unit cash cost of sales, after by-product credits, for the second quarter 2006 was $2.08 per pound, 20% lower than in the first quarter of 2006 and 26% below second quarter 2005 costs. With the benefit of increased Voisey’s Bay feed at our Canadian operations in the second half of 2006, we expect that our overall second half nickel unit cash cost of sales, after by-product credits, will decrease to $1.50-to-$1.55 per pound (based on a $3.00 per pound copper price assumption). At a time when the global mining industry is experiencing significant cost pressures, including high oil prices, increasing labour costs and exchange rate fluctuations, we believe that Inco will be the only major, publicly traded mining company whose unit cash cost of sales will actually decline in absolute terms in 2006, strengthening our low-cost advantage.

Construction resumes at Goro; updated capital cost and schedule in the fall
Construction activity at our Goro project in New Caledonia is now back to normal following incidents of vandalism and road blockades that shut down work at site for three weeks in April. We are reviewing the capital cost estimate and project schedule and expect to be in a position to announce a revised capital cost estimate and project schedule in the fall of 2006. We currently expect that the capital cost will exceed the top of the range of our previous forecast of $2.15 billion and that the initial start-up will be delayed into 2008. We remain committed to the development of the Goro project, which will deliver long-term benefits to the people of New Caledonia, and is one of only a few major new nickel projects around the world which we believe yields attractive returns based on our long-term nickel price assumptions.
Financial position remains strong
In the second quarter 2006, we generated $582 million of cash flow from operations before a working capital increase of $265 million. Our cash position of $690 million at June 30 and our debt-to-capitalization ratio of 25% continue to provide the financial strength we need to grow.
Phelps Dodge Inco: an exciting new opportunity for shareholders
On June 26, Inco, Falconbridge, and Phelps Dodge announced a three-way transaction to create Phelps Dodge Inco Corporation, a North American-based mining company that will be the world’s leading nickel producer and largest publicly traded copper producer. On July 16, the three companies announced that each had taken actions to improve the terms of this transaction, in response to an increase announced on July 11 by Xstrata plc in its unsolicited offer for Falconbridge. Phelps Dodge increased the cash component of the consideration to Inco shareholders under its planned combination with Inco by Cdn.$2.75 per share, Inco increased the cash component of the consideration under its bid for Falconbridge by Cdn.$1.00 per share and Falconbridge declared a special dividend of Cdn.$0.75 per share.
Under our enhanced friendly three-way agreement, the total consideration payable to Falconbridge shareholders under Inco’s offer, the arrangement between Inco and Falconbridge and the Falconbridge special dividend would have an implied “look-through” value of Cdn.$63.37 per share, based on the July 18 closing share price for Phelps Dodge on the New York Stock Exchange — a premium of 7.4% above the Xstrata offer.3

[3]	The implied “look-through” value of the total consideration per Falconbridge common share under Inco’s offer is based on, among other things, the price of Phelps Dodge’s shares of common stock and the Canadian dollar/U.S. dollar exchange rate and is subject to certain assumptions and risk factors which are described in Inco’s Offer and Circular, as amended or supplemented.

More than this, Inco’s offer gives shareholders the unique opportunity to participate in the great earnings, cash flow and growth potential of the new Phelps Dodge Inco. Phelps Dodge Inco will be a true nickel and copper powerhouse, with an impressive portfolio of greenfield and brownfield growth projects. By bringing Inco and Falconbridge operations together, Phelps Dodge Inco is the only transaction that offers significant new opportunities for investment, growth and employment in the Sudbury Basin. For these reasons and others, we strongly encourage Falconbridge shareholders to tender to our offer, which expires on July 27, 2006.
I’m proud of the results Inco is achieving on a stand-alone basis. But I’m also excited by the prospects that lie ahead for us as part of this great new global mining venture, as we look forward to the successful conclusion of our three-way transaction in the coming quarter.
Scott M. Hand
Chairman and Chief Executive Officer

Reconciliation between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP
Adjusted net earnings and adjusted net earnings per share are defined as a calculation of net earnings that excludes items that, in our judgement, do not reflect or relate to our ongoing operating performance. The items that are excluded from this calculation would include certain gains or losses on the sale of non-core investments, asset impairment charges and write-downs in the value of assets, non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, reclamation or remediation costs unrelated to our current operations, income or other tax benefits or charges relating to the impact of currency translation adjustments, certain tax losses where the related benefits are not normally taken, adjustments for tax rulings and other decisions, interpretations and determinations covering, or based upon, transactions which occurred or related to prior periods and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, interest income associated with tax refunds, project suspension and similar costs, including related project currency hedging gains and losses, adjustments to minority interests reflecting changes thereto due to subsequent events, losses or gains on debt retirements or redemptions, strike expenses, and other gains and losses that, in each case, do not reflect on our ongoing operating performance.
The following table provides a reconciliation between our adjusted net earnings and net earnings as reported in accordance with Canadian GAAP:

(in millions except per share	Net Earnings				Basic Net Earnings Per Share(3)
amounts)
	Second Quarter		Six Months		Second Quarter		Six Months
	2006	2005	2006	2005	2006	2005	2006	2005
		(Restated)(1)		(Restated)(1)		(Restated)(1)		(Restated)(1)

Adjusted net earnings	$400	$241	$600	$483	$2.04	$1.27	$3.09	$2.56
Net income tax benefits (charges)(2)	121	(6)	125	39	0.62	(0.03)	0.64	0.21
Gains on certain currency derivative contracts	39	—	34	—	0.20	—	0.17	—
Currency translation adjustments	(64)	(1)	(61)	4	(0.33)	(0.01)	(0.31)	0.02
Goro disruption costs	(15)	—	(15)	—	(0.08)	—	(0.08)	—
Take-over bid related costs	(9)	—	(9)	—	(0.05)	—	(0.05)	—
Asset impairment charge	—	(14)	—	(14)	—	(0.07)	—	(0.07)
Favourable adjustment relating to Goro Nickel S.A.S. minority interest	—	—	—	25	—	—	—	0.13

Canadian GAAP net earnings, as reported	$472	$220	$674	$537	$2.40	$1.16	$3.46	$2.85

(1)	2005 results have been restated to correct minority interest balances.

(2)	The net income tax benefits recorded in the second quarter of 2006 are primarily due to the revaluation of deferred income tax liabilities as a result of the reduction in income tax rates enacted in the federal government budget in Canada and the Manitoba provincial budget in June 2006.

(3)	These amounts are based upon currently issued and outstanding shares and not diluted shares.

We believe that the reporting of adjusted net earnings provides our shareholders and other investors with a useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing our operating performance. In addition, management uses such information internally for operating, budgeting, financial planning and incentive compensation purposes.
Outlook
The following section describes the outlook for Inco and does not take into account the completion of the pending acquisition of Falconbridge Limited. Accordingly, the estimates and projections set forth below would change significantly upon the combination of Inco and Falconbridge.
This section contains forward-looking information and statements that are subject to various risks and based on a number of assumptions and other factors. See “Cautionary Statement Regarding Forward-Looking Statements” and “Material Assumptions” below.
Nickel Market
For the second quarter, the London Metal Exchange (“LME”) benchmark cash nickel price rose to a record quarterly average of $20,036 per tonne ($9.09 per pound), compared with the first quarter 2006 average of $14,811 per tonne ($6.72 per pound). The LME cash nickel price set a record high of $29,850 per tonne ($13.54 per pound) on July 17, 2006. On July 18, 2006, the LME cash nickel price was $28,100 per tonne ($12.75 per pound). We believe that the recent price rise was due primarily to strong nickel market fundamentals.
On June 22, 2006, we announced that we had increased our projection of the 2006 global nickel market deficit to 30,000 tonnes. We continue to expect that the second half of 2006 will not see a repeat of the weaker market conditions that occurred in the second half of 2005. We are projecting a very strong market for the remainder of 2006, based on the following ten factors:

Suggests strong
market conditions
Nickel market factors	June 2005	June 2006	in 2006
1. Industrial Production Leading indicator	Falling	Rising	✓
2. Stainless inventories	Rising	Below normal	✓
3. Stainless prices	Falling	Rising	✓
4. Stainless bookings	Low and weakening	Booked past Q3	✓
5. Stainless production	Production cuts	Production increases	✓
6. Scrap prices	87-92% of LME	99% of LME	✓
7. Nickel inventory	3.7 weeks and rising	4.1 weeks and falling	✓
8. Nickel premiums	Weakening	Rising	✓
9. Non-stainless demand	Strong	Strong	✓
10. Nickel supply	Meeting demand	Struggling to meet demand	✓
We continue to expect that the nickel market will be very tight, with insufficient nickel supply to meet underlying demand. We expect that strong nickel demand growth will result from strong global industrial production growth. We expect demand to be strong from all regions and from all key applications of nickel, including stainless steel (which represents approximately 65% of the nickel demand) and from non-stainless steel applications, such as alloy steel, foundry and superalloys. On the supply-side, we believe that growth through 2010 will be limited to the projects already announced. It takes a number of years to bring on significant new nickel supply. In order to meet the expected underlying demand for nickel, the market would need a ‘Goro-sized’ project every year. Even if a new, unexpected project was announced in 2006, the nickel produced from such a project would be unlikely to hit the market until after 2010. We expect that strong nickel market conditions will lead to higher than historic prices and higher price volatility.
Production, Costs and Premiums
Our current estimates for production for the third quarter and full year 2006 for nickel, copper and PGMs are as follows:

		Third Quarter	Full Year
		2006(1)	2006(1)
Nickel	— tonnes (thousands)	61 - 63	261
	— pounds (millions)	135 - 140	575
Copper	— tonnes (thousands)	34	154
	— pounds (millions)	76	340
PGMs	— troy ounces (thousands)	80	400

(1)	Includes nickel intermediate products sold to third parties, finished nickel produced by Inco from third party feeds, and finished nickel returned to Inco pursuant to third party toll smelting and refining arrangements. 38 million pounds of finished nickel is expected to be returned for sale by Inco from such third party toll smelting and refining arrangements in 2006, of which about 10-15 million pounds is expected to be returned in the third quarter of 2006. PGM production includes finished PGMs produced by Inco from third party purchased feeds.
We have historically experienced, and expect to continue to experience, some quarter-to-quarter variability in the production levels of our primary metals products due to planned maintenance shutdowns of operations and other normal planned actions.
We currently project that our nickel unit cash cost of sales, after by-product credits, for the full year 2006 will be in the range of $2.00 to $2.05 per pound ($4,409 to $4,519 per tonne). This estimate excludes the costs of certain purchased intermediates and related treatment and refining charges of third parties. A reconciliation between our nickel unit cash costs of sales both before and after by-product credits as indicated and cost of sales in accordance with Canadian GAAP for the second quarters of 2006 and 2005 is set forth in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.
For 2006, we currently expect to realize a premium on our nickel products over the London Metal Exchange (“LME”) cash nickel prices of up to $0.05 per pound (up to $110 per tonne). Our premiums are affected by fluctuations in the LME cash nickel price and the effect this has on the price we receive for the nickel-in-matte product produced by

PT International Nickel Indonesia Tbk (“PT Inco”), the lag effect that changes in the LME benchmark price have on the pricing of certain of our nickel products, and how certain of our specialty nickel products are priced.
Earnings and Sensitivities
We are comfortable with the current First Call consensus mean estimate for our adjusted net earnings per share (“EPS”) for 2006 of $5.34 on a diluted basis, based upon the July 18, 2006 First Call mean forecast for the average LME cash nickel price for 2006, being $7.62 per pound, and our understanding of the latest mean forecasts by First Call and London Bullion Market Association (“LBMA”) for the prices for our other metal products for 2006, and taking into account our production, premium and nickel unit cash cost of sales after by-product credits estimates indicated above. We are not endorsing how First Call arrives at its consensus mean estimate for our 2006 adjusted net earnings per share on a diluted basis or First Call’s forecasts for the LME cash nickel price, or the other benchmark metal prices published by First Call and LBMA for 2006. It is our policy not to publicly forecast nickel and other metal prices given the historic volatility of these prices. The LME cash nickel price averaged $12.04 per pound ($26,553 per tonne) for the July 1 — July 18, 2006 period. The LME cash nickel price on July 18, 2006 was $12.70 per pound ($28,000 per tonne).
The earnings per share consensus estimate above refers to an estimate for adjusted net earnings and excludes certain adjustments that would be made in the calculation of net earnings in accordance with Canadian GAAP. Since such adjustments would include assumptions or forecasts relating to changes in the Canadian-U.S. dollar exchange rate and other currency exchange rate changes and other external factors that we do not believe we are in a position to predict with any degree of certainty, we do not provide a reconciliation between any adjusted net earnings estimate and a corresponding net earnings estimate in accordance with Canadian GAAP.
In terms of the current estimated sensitivity of our EPS, both for basic and diluted purposes, to changes in nickel prices, for every change of 10 cents, up or down, per pound in our realized nickel price over a full year, our Canadian GAAP basic and diluted net earnings per share over a full year would change, up or down, by about 14 cents and 12 cents, respectively. As reflected in the table below, while our financial results are most sensitive to changes in nickel prices, our results are also sensitive to changes in copper and other metal prices as well as, on the cost side, changes in oil and natural gas prices and the Canadian-U.S. dollar exchange rate given that a substantial portion of our expenses are incurred in Canadian dollars.

Estimates of 2006 Sensitivity of Basic
and Diluted EPS to Certain
Metals Prices and Other Changes
Over One Year (1)

	Amount of Change	Basic	Diluted
	(up or down)	EPS Effect	EPS Effect(2)
Realized nickel price	$ 0.10/lb.	$0.14	$0.12
Realized copper price(3)	0.10/lb.	0.08	0.07
Realized palladium price	50.00/troy oz	0.03	0.03
Realized platinum price(3)	50.00/troy oz	0.03	0.02
Realized cobalt price	1.00/lb.	0.01	0.01
Cdn.-U.S. exchange rate(4) (5)	0.01	0.06	0.05
Fuel oil price (West Texas Intermediate) (3)(5)	1.00/bbl	0.007	0.006
Natural gas price(5)	0.10/MM BTU	0.002	0.002

(1)	Basic and diluted EPS sensitivity effects are stated in accordance with Canadian GAAP. Each sensitivity assumes other factors are held constant.

(2)	Based on 225 million shares, calculated on a diluted basis.
(3)	Includes the impact of hedging activities as of December 31, 2005.

(4)	Represents the impact on Canadian dollar-denominated operating costs and excludes the translation effect relating to Canadian dollar-denominated liabilities and to accrued taxes for Canadian dollar currency translation effects associated with U.S. dollar-denominated liabilities.

(5)	Increases in these costs and exchange rate have a negative effect on EPS.
Capital Expenditures
It is currently projected that our consolidated total capital expenditures for 2006 will be approximately $1.82 billion. We currently project that we will have funded or be required to fund about $1.5 billion of this amount, taking into account capital contributions expected to be made in 2006 by other shareholders in our Goro project, certain previously announced government assistance relating to our growth projects and other financing arrangements that are already in place for these projects. Our capital expenditures for our operations and growth projects are also sensitive to changes in exchange rates, depending upon the currency in which such expenditures are incurred.
Goro Project
As previously announced, protesters committed a series of actions against our Goro development project in New Caledonia in early April 2006. Various public roads leading to the Goro project site were blocked and trucks, excavators and building materials were vandalized. In addition, the main water supply to the project site was cut off and pipes that were to have been used in the water supply pipeline to the project were damaged. French military police were mobilized to remove the protesters and secure the site, having particular regard to the safety of workers. The construction site was shut down over a three-week period in April, with a phased remobilization that commenced in late

April. Construction activity has now returned to the operating levels that existed prior to the disruptions.
Goro Nickel SAS, our 72%-owned subsidiary which is developing the project, has assessed the extent of the damage to the site and estimated the remediation and other costs to the project. Accordingly, a charge of $16 million was recorded in the second quarter of 2006 in respect of the April disruptions. Goro Nickel SAS is also currently assessing the extent to which the April disruptions will delay the schedule for the completion of the project and consequently increase its capital costs.
A full review and update of the capital cost forecast and schedule for the Goro project is now in progress. This review will take in to account the effect of the April disruptions described above, as well as other cost and schedule pressures which have been experienced on the project. Cost pressures are attributable to, among other things, (1) increases in prices for fuel, construction materials and other input costs affecting projects worldwide, (2) certain minor scope changes to improve the performance and reliability of the project that were identified during the advanced, detailed engineering and procurement process, (3) additional regulatory compliance costs, including additional permitting requirements to align permits with the current configuration of the project, and (4) the extension of the construction schedule. In addition to the April disruptions, schedule pressures are attributable primarily to an approximate five-month delay in the start-up of certain construction work at the Goro site during 2005 while certain permit-related issues were resolved. While it was expected that this time would be recovered, this has not been the case, and the April disruptions now make this unlikely.
Our last capital cost forecast for Goro’s mine, process plant and infrastructure was $1.878 billion, with a minus 5% to plus 15% confidence level, and, in our 2005 Annual Report on Form 10-K, we stated that, if it were to formally update that forecast, such updated forecast would be expected to be at the high end of the plus 15% confidence level. Our last forecast regarding the schedule for the Goro project was that the initial start-up of the project would occur in late 2007. We currently expect to be in a position to announce a revised capital cost estimate and a revised schedule reflecting all of the factors noted above, subject to a confidence or accuracy level developed as part of that estimate, in the fall of 2006. At that time, engineering will have been substantially completed, all major construction contracts will have been awarded, construction performance data will be available and a full assessment of the costs attributable to the April disruptions will have been completed. Based on preliminary results of the capital cost and schedule review process, we currently expect that the revised capital cost forecast for the project will exceed the range of the previously announced forecast of $1.878 billion plus 15% (i.e., $2.15 billion) and that the initial start-up of the project will be delayed into 2008. We continue to anticipate that the Goro project will deliver an acceptable rate of return for our shareholders, taking into account these expected and potential increases, based on our medium and long-term commodity price assumptions.
Goro Nickel SAS currently plans to submit an application for an operating permit covering the Goro mine, process plant and infrastructure later this year, to take effect prior to the initial start-up of the Goro project. This permit would replace the operating permit that was recently revoked by a New Caledonian administrative tribunal, and that was due to expire in October of 2006 in any event. While management believes that the new operating permit will be issued, there can be no assurance that it will be obtained in a timely manner prior to the start-up of commercial production.
Voisey’s Bay Labour Relations
The United Steelworkers Union has recently been certified as the bargaining agent for employees at the mine and concentrator of Inco’s subsidiary, Voisey’s Bay Nickel Company Limited (“VBNC”). Negotiations are currently under way between VBNC and the union with respect to a first collective agreement for such employees in Voisey’s Bay.
VBNC remains optimistic that a collective agreement will be reached without any work disruptions. However, if VBNC and the union fail to reach an agreement by late July or early August of 2006, a strike could ensue that could, if such strike continues for a period beyond a few months, significantly interrupt production at the mine and concentrator and, as a result, impact production at Inco operations in Sudbury and Thompson (where the feed from the Voisey’s Bay mine is shipped for further processing). Any such interruption would materially adversely affect our earnings, cash flows and nickel unit cash cost of sales.
Commentary on Results for the Second Quarter and First Six Months of 2006
Operating Results
The following table summarizes our operating results in accordance with Canadian GAAP for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions of U.S. dollars except per share amounts)	2006	2005	2006	2005
		(Restated)		(Restated)

Net sales	$1,814	$1,194	$3,025	$2,315
Net earnings	472	220	674	537
Net earnings per common share
— basic	2.40	1.16	3.46	2.85
— diluted	2.11	0.99	3.03	2.41
Cash provided by operating activities	317	422	519	513

The increases in net earnings for the second quarter and first six months of 2006 compared with the corresponding periods of 2005 were primarily the result of (1) higher deliveries for nickel and copper and higher average realized selling prices for nickel, copper and PGMs, (2) a net tax benefit primarily due to the favourable impact of future income tax rate reductions in Canada enacted in the second quarter of 2006 and (3) an increase in other income due to gains on currency derivative contracts entered into in respect of the proposed acquisition of Falconbridge Limited as well as certain metals derivative contracts entered into to secure third party nickel for expected customer requirements, both of which are not hedge accounted. The principal items offsetting these favourable factors were (1) an increase in production costs primarily as a result of unfavourable currency rate movements and higher energy costs, (2) unfavourable non-

cash currency translation effects due to the strengthening of the Canadian dollar and (3) deferred profit on sales to equity accounted affiliates.
Net sales
Net sales in the second quarter of 2006 increased significantly by 52% compared with the second quarter of 2005. The increase was primarily due to increases in our average realized selling prices for nickel and copper which increased by 22% and 109% for the second quarter of 2006 compared with the second quarter of 2005. In addition, deliveries of nickel and copper increased by 15% and 30%, respectively, during the second quarter of 2006 compared with the second quarter of 2005. During the second quarter of 2006, we sold 7,800 tonnes of copper covered by derivatives contracts which effectively fixed a maximum price realization to us of $3,400 per tonne ($1.54 per pound). Consequently, although our average realized selling price for copper for the second quarter of 2006 exceeded 2005, it was below the average market price.
Net sales in the first six months of 2006 increased significantly by 31% compared with the first six months of 2005. The increase was primarily due to increases in our average realized selling prices for nickel and copper which increased by 11% and 73%, respectively, for the first six months of 2006 compared with the first six months of 2005. In addition, deliveries of nickel and copper increased by 12% and 10%, respectively, during the first six months of 2006 compared with the first six months of 2005. During the first six months of 2006, we sold 19,500 tonnes of copper covered by derivatives contracts which effectively fixed a maximum price realization to us of $3,400 per tonne ($1.54 per pound). Consequently, although our average realized selling price for copper for the first six months of 2006 exceeded 2005, it was below the average market price. There are no outstanding copper hedge positions which mature during the second half of 2006.

Cost of sales and other expenses
Cost of sales and other expenses, excluding depreciation and depletion, increased by 66% and 44% for the second quarter and first six months of 2006 compared with the corresponding periods of 2005. This increase primarily relates increases in deliveries of nickel and copper, higher costs for purchased finished nickel as a result of rising nickel prices, higher nickel unit cash cost of sales before by-product credits as discussed below and higher other operating expenses. In addition, cost of sales and other expenses includes costs associated with third party toll smelting and toll refining of nickel intermediates of $77 million and $114 million for the second quarter and first six months of 2006, respectively. In 2005, no such costs were incurred as these arrangements began in 2006. These amounts are not included in the determination of nickel unit cash cost of sales before and after by-product credits. While the profit margins on such third party tolling arrangements are lower than on Inco-source nickel production and sales, such arrangements allow us to provide additional nickel units to our customers. Profit on nickel sold to our equity-accounted affiliates is not recognized until the affiliates have sold the nickel to their customers. Included in our cost of sales and other expenses is an adjustment to defer profit on Inco-source nickel held in our affiliates’ inventories at the end of June 2006.
For the second quarter and first six months of 2006, $16 million was charged to earnings as a result of the disruption of site activities at the Goro project. The majority of these costs relate to contractor claims.
The following table summarizes our nickel unit cash cost of sales before and after by-product credits for the periods indicated:

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Nickel unit cash cost of sales before by-product credits per pound(1)	$3.30	$3.11	$3.22	$3.00
Nickel unit cash cost of sales after by-product credits per pound(1)	$2.08	$2.81	$2.33	$2.68

(1)	Nickel unit cash cost of sales before and after by-product credits includes costs for Inco-source and purchased nickel intermediates processed at our Sudbury and Thompson operations, but excludes the costs of third party toll smelting and refining arrangements described above.
The increase in nickel unit cash cost of sales, before by-product credits, in the second quarter of 2006 was primarily due to (1) a higher average Canadian — U.S. dollar exchange rates that adversely affected our costs, (2) higher energy prices, (3) higher spending on supplies and services and (4) higher earnings-based bonus payments partially offset by lower costs for purchased intermediates due to lower volumes processed in 2006. The decrease in nickel unit cash cost of sales after by-product credits in the second quarter of 2006 is primarily due to the positive impact of higher average realized selling prices for copper and PGMs, partially offset by lower deliveries of PGMs.
We expect to continue, at least in 2006, to use purchased nickel intermediates to increase processing capacity utilization at our Sudbury and Thompson operations.

A reconciliation of our nickel unit cash cost of sales before and after by-product credits to cost of sales under Canadian GAAP for the periods indicated is shown in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.
Finished nickel production from all sources increased to 63,557 tonnes (140 million pounds) in the second quarter of 2006 compared with 50,353 tonnes (111 million pounds) in the second quarter of 2005. Finished nickel production increased to 124,996 tonnes (276 million pounds) in the first six months of 2006 compared with 105,860 tonnes (233 million pounds) in the first six months of 2005. The increase in finished nickel production in 2006 was primarily due to the commencement of concentrate production at Voisey’s Bay, the commencement of tolled production of purchased nickel intermediate feeds and improved performance at the nickel refineries in Sudbury and Clydach. Finished nickel production in 2005 was negatively impacted by scheduled shutdowns in the second quarter of 2005 at our Ontario operations and at our refinery in Japan. Finished nickel production from our Voisey’s Bay concentrate through our Sudbury and Thompson operations was 18 million pounds and 21 million pounds in the second quarter and first six months of 2006, respectively.
Selling, general and administrative expenses
Selling, general and administrative expenses increased by $35 million and $39 million in the second quarter and first six months of 2006, compared to the corresponding periods of 2005. Selling, general and administrative expenses increased primarily due to take-over bid related costs of $15 million as well as higher expenses associated with share options that had been granted in prior years with share appreciation rights based upon the price of our common shares at the end of June 2006.
Exploration
Exploration expenditures increased by $4 million and $10 million in the second quarter and first six months of 2006, compared with the corresponding periods of 2005. The increases are primarily due to higher spending at our Ontario, Manitoba and PT Inco operations and higher spending in Australia. On June 19, 2006, we announced encouraging results at the Upper Reid Brook Zone at Voisey’s Bay, the Copper Cliff South Mine in Sudbury, the Creighton Mine in Sudbury and at the 1-C Surface Zone and 1-D Surface Zone in Thompson.
Currency translation adjustments
Currency translation adjustments represented primarily the effect of exchange rate movements on the translation of Canadian dollar-denominated liabilities, principally post-retirement benefits, accounts payable and certain deferred income and mining taxes, into U.S. dollars. Unfavourable currency translation adjustments of $64 million and $61 million in the second quarter and first six months of 2006 were due to the strengthening of the Canadian dollar as of June 30, 2006 relative to the U.S. dollar. The Canadian — U.S. dollar exchange rate appreciated by 5% during both the second quarter and first six months of 2006.

Interest expense
Interest expense increased by $10 million and $21 million in the second quarter and first six months of 2006 compared with the corresponding periods of 2005. Interest expense increased primarily because no interest in respect of the Voisey’s Bay project has been capitalized in 2006 since the mine, concentrator and related facilities commenced commercial production in December 2005.
Other income
In the second quarter of 2006, other income increased by $96 million compared with the corresponding period in 2005 due principally to (1) gains with respect to currency derivative contracts in the amount of $47 million entered into in anticipation of the acquisition of Falconbridge Limited and (2) gains of $41 million with respect to metals derivative contracts entered into to secure third party nickel for expected customer requirements. For the six months ended June 30, 2006, other income increased by $103 million compared with the corresponding period in 2005 due principally to (1) gains with respect to currency derivative contracts in the amount of $41 million entered into in anticipation of the purchase of Falconbridge Limited and (2) gains of $49 million with respect to metals derivative contracts entered into to secure third party nickel for expected customer requirements.
Income and mining taxes
Our effective tax rate for the second quarter and first six months of 2006 of 20% and 25%, respectively, was lower than the combined statutory income tax and mining tax rate in Canada of about 37%. Our lower effective tax rate is primarily due to the favourable impact of recently enacted future income tax rate reductions in Canada in the second quarter of 2006.

Cash Flows and Financial Condition; Dividend Declaration
Net cash provided by operating activities in the second quarter of 2006 was $317 million, compared with $422 million in the second quarter of 2005. The decrease in net cash provided by operating activities was primarily due to increased working capital requirements in the second quarter of 2006, partially offset by higher net earnings driven by the substantial increases in selling prices for our primary products. The increase in working capital primarily related to: (1) an increase in accounts receivable as a result of higher selling prices and higher June deliveries compared with the corresponding period of 2005 and (2) an increase in inventory primarily due to an increase in in-process material under third party tolling arrangements and a build-up of Voisey’s Bay source copper concentrate which, owing to the shipping schedule will not be sold until the second half of 2006. Under the terms of the shipping agreement covering the Voisey’s Bay operations, copper concentrate cannot be shipped from site during the December to May period. Currently, an estimated 40 million pounds of Voisey’s Bay copper concentrate (payable metal), representing approximately 8 months of production is scheduled to be shipped to customers in the third quarter of 2006.
Net cash provided by operating activities in the first six months of 2006 was $519 million, compared with $513 million in the first six months of 2005. The increase in net cash provided by operating activities was primarily due to higher net earnings partially offset by higher working capital requirements in the first half of 2006. The increase in working capital was primarily due to the reasons noted above.
Net cash used for investing activities of $332 million and $670 million in the second quarter and first six months of 2006, respectively, increased significantly compared with $132 million and $358 million for the corresponding periods of 2005. The increases were primarily due to (1) higher capital spending, mainly in respect of our Goro project, partially offset by lower capital spending for our Voisey’s Bay project. In addition, capital expenditures at our Canadian operations and at PT Inco were higher in the first six months of 2006. Second quarter 2005 investing activities included cash of $150 million received in respect of the sale of a portion of our interest in Goro Nickel SAS.
Net cash used for financing activities for the second quarter of 2006 was $46 million, which is primarily comprised of (1) common share dividends and (2) common share dividends paid to the minority shareholders of PT Inco, partially offset by the cash received in respect of the issuance of common shares pursuant to the company’s stock option plans and the exercise of other convertible securities. For the first six months of 2006, net cash used for financing activities also comprised the final principal repayment in respect of PT Inco’s loan.
At June 30, 2006, cash and cash equivalents were $690 million, down from $958 million at December 31, 2005, primarily reflecting cash outflows for capital expenditures for our growth projects and our operations and increased working capital requirements. Total debt was $1,921 million at June 30, 2006, compared with $1,974 million at December 31, 2005. Total debt as a percentage of total debt plus shareholders’ equity was 25% at June 30, 2006, compared with 28% at December 31, 2005.

On July 18, 2006, Inco’s Board of Directors declared a quarterly dividend on our Common Shares of $0.125 per share, payable September 1, 2006 to shareholders of record as of August 15, 2006.
This quarterly dividend will be payable in U.S. dollars to all shareholders who are U.S. residents and will be convertible into and payable in Canadian dollars for all Canadian residents based upon the Bank of Canada noon rate of exchange on August 15, 2006, unless a Canadian resident elects to receive their dividend in U.S. dollars by advising our registrar and transfer agent, CIBC Mellon Trust Company, in writing of such election before August 15, 2006. Shareholders may enquire as to how to make this written election by contacting CIBC Mellon Trust Company at 1-800-387-0825. Based upon current tax legislation in Canada and applicable tax treaties, this dividend will generally be subject to a Canadian withholding tax of 15% for shareholders resident in the United States, the United Kingdom and most western European countries and may be subject to higher withholding taxes applicable to other non-residents of Canada. The dividend may be subject to U.S. back-up withholding taxes for U.S. residents who have not filed a W-9 or equivalent form meeting applicable U.S. regulatory requirements.
Access to Webcast of July 19, 2006 Presentation to the Investment Community on Second Quarter 2006 Financial and Operating Results
Investors may listen to our presentation on July 19, 2006 concerning Inco’s second quarter 2006 results and its current outlook for the balance of 2006.
This presentation is scheduled to begin at 8:30 a.m. (Toronto time), and may be accessed by visiting the website of a third-party web-casting service we will be using, CNW Group Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the presentation. Copies of any slides or other statistical information to be used for the conference call may be accessed and will be available for online viewing by persons with a computer system and Internet connection meeting certain minimum requirements through www.newswire.ca/webcast or through Inco’s website, www.inco.com, by clicking on the “Latest Quarterly Webcasts” link on the homepage.
The archival webcast of the presentation may be accessed via the Internet through www.newswire.ca/webcast. A recording of the presentation can be listened to until 11:59 p.m. (Toronto time) on August 2, 2006 by dialling 1-800-558-5253 in North America and by entering the reservation number 21298683 . This recording is also available outside North America by dialling 416-626-4100 and by entering the same reservation number.
Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements regarding the Company, including anticipated financial or operating performance, the Company’s costs on a stand-alone basis, its position as a low-cost producer of nickel, production levels for nickel, copper and platinum-group metals for its third quarter and full year 2006 for the Company as a whole and at its Indonesian, Voisey’s Bay and other Canadian operations, nickel market conditions and nickel demand and supply both globally and for certain markets and uses, premiums realized on its metals prices, nickel unit cash cost of sales after by-product credits, third party toll smelting and refining arrangements, production costs on its own mine production, nickel inventories, its financial results, including adjusted net earnings per share on a diluted basis, cash flow from operations, cash generation, the effect on and sensitivity of financial results to changes in nickel and other metal prices, exchange rates, energy and other costs and its common share price, cost reduction and related savings objectives, construction, commissioning, initial start-up, and other schedules, capital costs and other aspects of its Goro project, arrangements covering copper production and sales, capital expenditures at the Company’s growth projects, overall capital expenditures, contributions from shareholders and government programs and other external sources of funds, and governmental clearances or approvals required, for its growth projects, tax payments, planned maintenance and other shutdowns and subsequent start-ups at certain operations, new collective labour agreements, including the risk of a disruption or work stoppage, and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties, assumptions and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors relating to Inco as business and economic conditions in the principal markets for the Company’s products, the supply, demand and prices for metals to be produced, purchased nickel intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, developments concerning labour relations, the Company’s deliveries, production levels, production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits and charges, changes in tax legislation, hedging activities, the Canadian-U.S. dollar and other exchange rates, changes in the Company’s common share price, the capital costs, scope, schedule, required permitting, potential disruptions and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other clearances or approvals, and engineering and construction timetables, for the Goro project, the necessary shareholder and government program sources of financing for the Goro and other projects, political unrest or instability in countries or territories such as Indonesia and New Caledonia, risks involved in mining, processing and exploration activities, research and development activities, the accuracy of our estimated mineral/ore reserves and/or mineral resources, resolution of environmental and other proceedings and the impact of various environmental regulations and initiatives, market competition, the ability to continue to pay quarterly cash dividends in such amounts as Inco’s Board of Directors may determine in light of other uses for such funds and other factors, and other risk factors listed from time to time in the Company’s reports and other documents filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on any forward-looking statements.

Material Assumptions
A number of assumptions were made by Inco in preparing its guidance for 2006 and making certain other forward-looking statements for 2006 and beyond. Such assumptions include, but are not limited to, those set forth under the “Outlook” section of this press release and the slides and other material covering the presentations being made as of this date which are available on our website and on the SEDAR system in Canada. These assumptions include estimates on the U.S. dollar-Canadian dollar exchange rate for 2006, global industrial production and in key geographic markets, interest rates, global nickel and other metals demand and supply and in key geographical markets, and growth in the key end-use markets for the metals produced by the Company, that we would not have any labour, equipment or other disruptions at any of our operations of any significance in 2006 other than any planned maintenance or similar shutdowns and that any third parties which we are relying on to supply purchased intermediates or provide toll smelting or other processing do not experience any unplanned disruptions. Some of the material assumptions made by us involve confidential or particularly sensitive information and, accordingly, we do not believe it is appropriate to disclose such assumptions for competitive or other business reasons. Forward-looking statements for time periods subsequent to 2006 involve longer term assumptions and estimates than forward-looking statements for 2006 and are consequently subject to greater uncertainty. Therefore, the reader is especially cautioned not to place undue reliance on such long-term forward-looking statements.
Important Legal Information
This communication may be deemed to be solicitation material in respect of Inco’s proposed combination with Falconbridge. Inco filed with the U.S. Securities and Exchange Commission (the “SEC”), on October 24, 2005 and July 14, 2006, registration statements on Form F-8, which include Inco’s offer and take-over bid circular, and has filed amendments thereto, which include notices of extension and variation, and will file further amendments thereto as required, in connection with the proposed combination with Falconbridge. The offer and take-over bid circular and the notices of variation and extension have been sent to shareholders of Falconbridge Limited. Inco has also filed, and will file (if required), other documents with the SEC in connection with the proposed combination. Falconbridge has filed a Schedule 14D-9F in connection with Inco’s offer and has filed, and will file (if required), amendments thereto and other documents regarding the proposed combination, in each case with the SEC.
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
INVESTORS AND SECURITYHOLDERS ARE URGED TO READ INCO’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT INCO FILED WITH THE SEC ON MAY 31, 2006, AND ANY AMENDMENTS INCO MAY FILE THERETO, AS IT CONTAINS, AND SUCH AMENDMENTS, IF ANY, WILL CONTAIN, IMPORTANT INFORMATION REGARDING TECK COMINCO’S PROPOSED COMBINATION WITH INCO.
This communication is not a solicitation of a proxy from any security holder of Inco or Phelps Dodge in respect of Inco’s proposed combination with Phelps Dodge. Inco intends to file a Management Information Circular regarding the proposed combination with the securities commissions or equivalent regulatory authorities in Canada and to provide the Management Information Circular to Inco shareholders and Phelps Dodge has filed a preliminary Proxy Statement on Schedule 14A regarding the proposed combination with the SEC. WE URGE INVESTORS TO CAREFULLY READ THE MANAGEMENT INFORMATION CIRCULAR, AND ANY AMENDMENTS INCO MAY FILE THERETO, WHEN IT BECOMES AVAILABLE BECAUSE IT, AND ANY SUCH AMENDMENTS, IF ANY, WILL CONTAIN IMPORTANT INFORMATION ABOUT INCO, PHELPS DODGE AND THE PROPOSED COMBINATION. WE URGE INVESTORS TO CAREFULLY READ THE PROXY STATEMENT, AND ANY AMENDMENTS PHELPS DODGE MAY FILE THERETO, BECAUSE IT AND SUCH AMENDMENTS, IF ANY, WILL CONTAIN IMPORTANT INFORMATION ABOUT INCO, PHELPS DODGE AND INCO’S PROPOSED COMBINATION WITH PHELPS DODGE.
Inco, Phelps Dodge and their executive officers and directors may be deemed to be participants in the solicitation of proxies from Inco and Phelps Dodge security holders in favor of Inco’s proposed combination with Phelps Dodge. Information regarding the security ownership and other interests of Inco’s and Phelps Dodge’s executive officers and directors will be included in the Management Information Circular and Proxy Statement, respectively.
Investors and security holders may obtain copies of the offer and take-over bid circular, the notices of variation and extension, the registration statements, the Solicitation/Recommendation Statement and Inco’s, Falconbridge’s and Phelps Dodge’s other public filings made from time to time by Inco, Falconbridge and Phelps Dodge with the Canadian Securities Regulators, at www.sedar.com, and with the SEC at the SEC’s web site, www.sec.gov, free of charge. The proxy statement may also be obtained free of charge at www.sec.gov and the Management Information Circular (when it becomes available) may also be obtained free of charge at www.sedar.com. In addition, the offer and take-over circular and the other disclosure documents may be obtained free of charge by contacting Inco’s media or investor relations departments.
July 19, 2006
IN 06/11
For further information:

Media Relations:	Steve Mitchell (416) 361-7950
Investor Relations:	Sandra Scott (416) 361-7758
or www.inco.com

Inco Limited
Key Financial and Operating Statistics

		For the three months ended June 30,		For the six months ended June 30,
		2006	2005	2006	2005

Average Realized Prices
Nickel(1)	– per tonne	$20,208	$16,578	$17,753	$15,961
	– per pound	9.17	7.52	8.05	7.24
Copper	– per tonne	7,185	3,437	5,892	3,397
	– per pound	3.26	1.56	2.67	1.54
(1) Including intermediates

LME Average Cash Prices
Nickel	– per tonne	20,036	16,399	17,360	15,889
	– per pound	9.09	7.44	7.87	7.21
Copper	– per tonne	7,251	3,394	6,070	3,333
	– per pound	3.29	1.54	2.75	1.51

Deliveries
Nickel in all forms (tonnes)
– Inco-source and tolled		63,753	55,907	122,774	109,654
– Purchased finished		7,054	5,445	11,676	10,107

		70,807	61,352	134,450	119,761

Copper (tonnes)		34,740	26,632	64,946	59,280

Cobalt (tonnes)		525	381	1,011	837

Platinum-group metals (in thousands of troy ounces)		84	132	173	240

Net Sales to Customers by Product (in millions)
Primary nickel		$1,431	$1,017	$2,387	$1,911
Copper		250	91	383	201
Precious metals		79	75	151	144
Other		54	11	104	59

		$1,814	$1,194	$3,025	$2,315

Nickel Production in all Forms (tonnes)		63,557	50,353	124,996	105,860

Finished Nickel Inventories at end of Period (tonnes)		25,327	23,053	25,327	23,053

Inco Limited
Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales

	For the three months ended June 30,		For the six months ended June 30,
(in millions of U.S. dollars except where noted)	2006	2005	2006	2005

Cost of sales and other expenses, excluding depreciation and depletion	$1,021	$616	$1,754	$1,219
By-product costs	(194)	(151)	(352)	(315)
Purchased finished and tolled nickel	(216)	(87)	(321)	(156)
Delivery expense	(12)	(9)	(22)	(18)
Other businesses cost of sales	(9)	(9)	(18)	(19)
Non-cash items(1)	(10)	(7)	(20)	(14)
Remediation, demolition and other related expenses	(9)	(9)	(18)	(16)
Adjustments associated with affiliate transactions	(77)	37	(104)	46
Goro disruption costs	(16)	—	(16)	—
Other	(39)	1	(52)	(1)

Nickel cash cost of sales before by-product credits(2)	439	382	831	726
By-product net sales	(356)	(187)	(582)	(393)
By-product costs	194	151	352	315

Nickel cash cost of sales after by-product credits(2)	$277	$346	$601	$648

Inco-source nickel deliveries (millions of pounds)	133	123	258	242

Nickel unit cash cost of sales before by-product credits per pound	$3.30	$3.11	$3.22	$3.00

Nickel unit cash cost of sales before by-product credits per tonne	$7,275	$6,856	$7,099	$6,614

Nickel unit cash cost of sales after by-product credits per pound	$2.08	$2.81	$2.33	$2.68

Nickel unit cash cost of sales after by-product credits per tonne	$4,586	$6,195	$5,137	$5,908

(1)Post-retirement benefits other than pensions.

(2)Nickel unit cash cost of sales before and after by-product credits includes costs for Inco-source and purchased nickel intermediates processed at our Canadian operations.

Inco Limited
Consolidated Statement of Earnings
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
(in millions of U.S. dollars except per share amounts)	2006	2005	2006	2005

		(Restated)		(Restated)
Net sales	$1,814	$1,194	$3,025	$2,315

Costs and operating expenses
Cost of sales and other expenses, excluding depreciation and depletion	1,021	616	1,754	1,219
Depreciation and depletion	83	64	151	125
Selling, general and administrative	84	49	131	92
Research and development	9	7	17	14
Exploration	15	11	30	20
Currency translation adjustments	64	1	61	(4)
Interest expense	15	5	33	12
Asset impairment charge	—	25	—	25

	1,291	778	2,177	1,503

Other income, net	98	2	106	3

Earnings before income and mining taxes and minority interest	621	418	954	815
Income and mining taxes	126	168	239	251

Earnings before minority interest	495	250	715	564
Minority interest	23	30	41	27

Net earnings	$472	$220	$674	$537

Net earnings per common share
Basic	$2.40	$1.16	$3.46	$2.85

Diluted	$2.11	$0.99	$3.03	$2.41

Weighted average common shares outstanding, in thousands
Basic	196,425	189,023	194,577	188,710

Diluted	224,954	223,021	224,026	222,478

Inco Limited
Consolidated Balance Sheet
(Unaudited)

	June 30,	December 31,
(in millions of U.S. dollars)	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$690	$958
Accounts receivable	1,169	673
Inventories	1,254	996
Other	118	68

Total current assets	3,231	2,695
Property, plant and equipment	8,983	8,459
Accrued pension benefits asset	686	611
Deferred charges and other assets	309	245

Total assets	$13,209	$12,010

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$77	$122
Accounts payable	285	253
Accrued payrolls and benefits	236	221
Other accrued liabilities	705	533
Income and mining taxes payable	227	36

Total current liabilities	1,530	1,165
Deferred credits and other liabilities
Long-term debt	1,844	1,852
Deferred income and mining taxes	2,011	2,018
Accrued post-retirement benefits liability	793	732
Asset retirement obligation	174	168
Deferred credits and other liabilities	114	131

Total liabilities	6,466	6,066

Minority interest	828	761

Shareholders’ equity
Convertible debt	262	362

Common shareholders’ equity
Common shares issued and outstanding 199,587,144 (2005 — 192,237,394 shares)	3,211	3,000
Warrants	60	62
Contributed surplus	576	578
Retained earnings	1,806	1,181

	5,653	4,821

Total shareholders’ equity	5,915	5,183

Total liabilities and shareholders’ equity	$13,209	$12,010

Inco Limited
Consolidated Statement of Cash Flows
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
(in millions of U.S. dollars)	2006	2005	2006	2005

		(Restated)		(Restated)
Operating activities
Earnings before minority interest	$495	$250	$715	$564
Items not affecting cash
Depreciation and depletion	83	64	151	125
Deferred income and mining taxes	(75)	12	(58)	8
Asset impairment charge	—	25	—	25
Other	90	14	98	26
Contributions greater than post-retirement benefits expense	(11)	(5)	(21)	(19)
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	(382)	57	(443)	45
Inventories	(117)	(11)	(177)	(67)
Accounts payable and accrued liabilities	149	(29)	137	14
Income and mining taxes payable	113	68	168	(157)
Other	(28)	(23)	(51)	(51)

Net cash provided by operating activities	317	422	519	513

Investing activities
Capital expenditures	(343)	(279)	(680)	(505)
Partial sale of Goro Nickel S.A.S.	—	150	—	150
Other	11	(3)	10	(3)

Net cash used for investing activities	(332)	(132)	(670)	(358)

Financing activities
Repayments of long-term debt	(3)	(13)	(59)	(53)
Long-term borrowings	—	—	—	8
Common shares issued	14	3	24	23
Common dividends paid	(25)	(19)	(49)	(19)
Dividends paid to minority interest	(32)	(38)	(33)	(39)
Other	—	22	—	22

Net cash used for financing activities	(46)	(45)	(117)	(58)

Net increase (decrease) in cash and cash equivalents	(61)	245	(268)	97
Cash and cash equivalents at beginning of period	751	928	958	1,076

Cash and cash equivalents at end of period	$690	$1,173	$690	$1,173